Exhibit 23.2


                       Consent of KPMG LLP

The Board of Directors
The Earthgrains Company:

     We consent to the incorporation by reference in the registration statement on Form S-8 of The Earthgrains Company, of our report dated February 17, 2000, with respect to the consolidated balance sheets of Metz Baking Company and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations and cash flows for the years ended December 31, 1999 and 1998, which report appears in the Form 8-K of The Earthgrains Company, filed on June 1, 2000.


/S/ KPMG LLP
    KPMG LLP

Omaha, Nebraska
December 21, 2000


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